EXHIBIT 99.1

For Information Contact: Danny Herron, CFO, Swift & Company (970) 506-7575

SWIFT & COMPANY REPORTS SECOND QUARTER PERFORMANCE

GREELEY, Colorado, January 9, 2004 — Swift & Company is pleased to report net income for the second quarter ended November 23, 2003, was $15.4 million compared to net income of $13.7 million for the second quarter ended November 24, 2002, comprised of a net loss of $3.6 million for the predecessor company and net income of $17.3 million for the successor company.

“Given the difficult drought conditions in Australia and the impact that the influx of Canadian boxed beef had on the U.S. beef industry in the last six weeks of our quarter, we are quite pleased with our operational and financial results,” said John Simons, president and CEO of Swift & Company. “Our net income was driven by excellent growth in Swift Pork and steady performance in Swift Beef, which offset the reduced earnings of Swift Australia as a result of the record drought that has impacted the entire Australian beef industry. At the same time, we have continued to implement strategic initiatives to further enhance our operations and to introduce new, value-added products.”

Simons highlighted several key performance areas for the quarter:

•	Swift & Company net sales increased 23% to $2.538 billion

•	Swift Pork operating income increased 87% to $32.1 million

•	Swift Beef operating income increased 8% to $8.3 million

•	Swift & Company net income was $15.4 million

•	Operating cash flow was $18.4 million and capital spending was $13.5 million.

•	Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) was $60.5 million.

•	Last Twelve Months EBITDA was $261.8 million, including a one-time gain of $21.2 million related to a fire insurance settlement at our Garden City, Kansas facility

“Overall, Swift & Company’s performance continues to be in line with our expectations,” said Simons. “We are pleased that our pork business continues to lead that protein sector in financial performance, and our US beef segment continues to improve. We recently formed a food processing team to focus exclusively on expanding our presence and brand in all value-added distribution channels and I am pleased with the early signs of success from the launch of Swift Premium deli meats.”

Simons also emphasized that Swift continues its leadership role in food safety. “We recently announced the U.S. beef industry’s first cattle traceability program, Swift Trace™, in conjunction with Optibrand Ltd. This is an aggressive food safety step that will give us the ability to trace from individual animal to boxed beef, and we believe it can be ultimately expandable forward to the consumer.”

“The solid second quarter performance was the result of our diversified business model,” said Simons. “While our Australian operations were impacted by the record drought, our US pork business delivered outstanding results. Our US beef segment performed well in spite of the impact of Canadian box imports on the US beef industry. We ended the quarter with cash of $112.1 million and zero revolver borrowings in spite of record high cattle and beef prices. We are pleased with our progress and are continuing our focus on growing the company through our diversified business model.”

The following discussion compares the current year actual consolidated and segment results to the prior year, pro forma results. The prior year quarter amounts reflect the sum of the unaudited historical financial statements of the predecessor company after deducting the results of the businesses not acquired for the 24-day period from August 26, 2002, through September 18, 2002, and including pro forma adjustments related to the September 19, 2002, transaction that established Swift & Company, plus the results of the Acquired Business for the 67-day period from September 19, 2002, to November 24, 2002.

Consolidated Results

Net sales for the fiscal 2004 second quarter were $2.538 billion, an increase of $465.4 million or 23% over the prior year second quarter. Net income for the fiscal 2004 second quarter was $15.4 million.

Segment Information

Swift & Company is organized into three reportable business segments: Swift Beef, Swift Pork and Swift Australia.

Swift Beef

Net sales of Swift Beef were $1.676 billion for the 13 weeks ended November 23, 2003, compared to $1.388 billion for the 13 weeks ended November 24, 2002 (Pro forma). The net sales increase of $288.2 million, or 21%, reflects an approximately 32% increase in sales prices offset by reduced volumes of approximately 8%.

Volumes were impacted by the US decision, in September 2003, to lift the ban on importing Canadian boxed beef but not live animals. Material volumes of Canadian boxed beef were not imported into the US until the later part of the quarter, at which time selling prices and operating margins declined. The company believes the decreases reflected the benefit received by Canadian meat packers of lower priced raw materials and the need to sell the large backlog of supply.

Operating income of Swift Beef was $8.3 million for the 13 weeks ended November 23, 2003, compared to $7.7 million for the 13 weeks ended November 24, 2002 (Pro forma). The increase of $0.6 million, or 8%, primarily reflects higher selling prices.

Swift Pork

Net sales were $477.1 million for the 13 weeks ended November 23, 2003, compared to $385.8 million for the 13 weeks ended November 24, 2002 (Pro forma). The increase of $91.3 million, or 24%, reflects a 17% increase in selling prices and a 5% increase in volume. The higher pork selling prices primarily attributable to the escalating prices of competing protein products such as beef, which in turn raise the price of pork products. Gross margins grew to 8.8% for the current 13 weeks from 4.2% for the prior 13 weeks (Pro forma).

Operating income of Swift Pork was $32.1 million for the 13 weeks ended November 23, 2003, compared to $17.2 million for the 13 weeks ended November 24, 2002 (Pro forma). The increase of $14.9 million, or 87%, reflects an increase in the spread between selling price and raw material cost per pound.

Swift Australia

Net sales of Swift Australia were $384.4 million for the 13 weeks ended November 23, 2003, compared to $301.9 million for the 13 weeks ended November 24, 2002 (Pro forma). The increase in net sales of $82.5 million, or 27%, primarily reflects a 29% increase in sales prices and relatively flat volumes. The increase in net sales was due to the ongoing drought which reduced cattle supplies significantly and drove increased selling prices, and an Australian dollar to US dollar exchange rate movement of an average 24% between the two periods.

Swift Australia incurred an operating loss of $0.3 million for the 13 weeks ended November 23, 2003, compared to operating income of $15.6 million for the 13 weeks ended November 24, 2002 (Pro forma). The decrease of $15.9 million is primarily the result of an increase in livestock prices caused by continued drought conditions. The severe drought conditions continued through most of the second quarter but prices remained high with sustained processor competition for cattle.

Conference Call

Swift & Company will hold a conference call to review its FY04 second-quarter financial performance at 10:30 a.m. Eastern Time (8:30 a.m. Mountain Time) on Monday, January 12, 2004. Investors who wish to access the call should dial 1-800-475-3716 and enter the passcode 371720. For international callers please dial 1-719-457-2728 and use the code 371720.

A replay of the conference call will be available beginning at 2:30 p.m. Eastern Time (12:30 p.m. Mountain Time) on the day of the call through Wednesday, January 14, 2004, at 12:00 a.m. Eastern Time (10:00 p.m. Mountain Time) by calling 1-888-203-1112 using the code 371720. For international callers please dial 1-719-457-0820 using the code 371720.

About Swift & Company

Swift & Company is one of the world’s leading beef and pork processing companies — processing, preparing, packaging, marketing, and delivering fresh, further processed and value-added beef and pork products to customers in the United States and in international markets. For more information, please visit www.swiftbrands.com or call Danny Herron, CFO, Swift & Company at (970) 506-7575.

Information Concerning Forward-Looking Statements

This press release contains certain statements, projections and forecasts regarding Swift & Company’s future business plans, financial results, products and performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of such words as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” and “believes.” There are a number of risks and uncertainties that could cause the actual results to differ materially. Some of these risks and uncertainties include product liability claims and recalls, livestock disease, fluctuating raw material costs and selling prices, changes in consumer preferences, compliance with environmental regulations and labor relations, operating in a competitive environment, and other general economic conditions and other risks described in the company’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission and available on the SEC’s website.

Swift & Company’s Form 10-Q, filed with the Securities and Exchange Commission on January 6, 2004, is filed under the parent’s name of S&C Holdco 3, Inc., and may be seen at:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001199114&owner=i nclude

S&C HOLDCO 3, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(unaudited)

Swift and Company provides the following supplemental financial data table to assist in understanding its operating results. EBITDA represents income before interest, income taxes, depreciation and amortization. EBITDA is not intended to represent cash from operations as defined by Generally Accepted Accounting Principles in the United States (GAAP) and should not be considered as an alternative to cash flow or operating income as measured by GAAP. We believe EBITDA provides investors and analysts in the meat processing industry useful information with which to analyze and compare our results on a comparable basis with other companies on the basis of operating performance, leverage and liquidity, However since EBITDA is not defined by GAAP it may not be calculated on the same basis as other similarly titled measures of other companies within the meat processing industry. Further, EBITDA is the starting point in the calculation of “Adjusted EBITDA” which is a defined term in our credit facilities and is the numerator in the company’s existing financial covenants under those credit agreements. As such we believe providing EBITDA information will assist our current lenders and our investors with better understanding the calculation of those covenant ratios on a periodic basis.

			Swift	Corporate
	Swift Beef	Swift Pork	Australia	& Other	Total

Quarter Ended November 22, 2002
(Pro Forma)
Operating Income	7,655	17,165	15,617	(68)	40,369
Interest Expense	8,523	5,443	3,467	—	17,433
Corporate Allocations	371	235	152	—	758
Translation (Gains) Losses	—	—	(4,206)	—	(4,206)

Income before Income taxes — GAAP	(1,239)	11,487	16,204	(68)	26,384
Interest Expense	8,523	5,443	3,467	—	17,433
Depreciation and Amortization	12,345	4,387	3,602	(336)	19,998

EBITDA	19,629	21,317	23,273	(404)	63,815
Quarter Ended November 23, 2003
Operating Income	8,305	32,146	(315)	(410)	39,726
Interest Expense	8,961	5,164	4,287	(3,257)	15,155
Translation (Gains) Losses	422	(5)	292	1	710

Income before Income taxes — GAAP	(1,078)	26,987	(4,894)	2,846	23,861
Interest Expense	8,961	5,164	4,287	(3,257)	15,155
Depreciation and Amortization	12,798	4,481	3,942	300	21,521

EBITDA	20,681	36,632	3,335	(111)	60,537

S&C HOLDCO 3, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
(in thousands)
(unaudited)

			Swift	Corporate
	Swift Beef	Swift Pork	Australia	& Other	Total

YTD Ended November 22, 2002
(Pro Forma)
Operating Income	49,595	21,302	25,296	1,568	97,761
Interest Expense	19,143	12,231	3,592	—	34,966
Corporate Allocations	1,780	1,127	727	—	3,634
Translation (Gains) Losses	—	—	(4,206)	—	(4,206)

Income before Income taxes — GAAP	28,672	7,944	25,183	1,568	63,367
Interest Expense	19,143	12,231	3,592	—	34,966
Depreciation and Amortization	22,533	8,385	6,620	(307)	37,231

EBITDA	70,348	28,560	35,395	1,261	135,564
YTD Ended November 23, 2003
Operating Income	70,416	46,809	(2,235)	(216)	114,774
Interest Expense	21,174	12,109	8,956	(6,356)	35,883
Translation (Gains) Losses	375	(4)	886	—	1,257

Income before Income taxes — GAAP	48,867	34,704	(12,077)	6,140	77,634
Interest Expense	21,174	12,109	8,956	(6,356)	35,883
Depreciation and Amortization	25,130	8,954	7,801	319	42,204

EBITDA	95,171	55,767	4,680	103	155,721

S&C HOLDCO 3, INC. AND SUBSIDIARIES
SUPPLEMENTAL FINANCIAL DATA
LAST TWELVE MONTHS EBITDA
(in thousands)
(unaudited)

Total Swift & Company

			26 Weeks	Last Twelve
	67 Days	249 Days	ended	Months (LTM)
	ended Nov.	ended May	November 23,	ended November
	24, 2002	25, 2003	2003	23, 2003 (a)

Income before income taxes — GAAP	26,436	59,978	77,634	111,176
Interest Expense	13,591	48,592	35,883	70,884
Depreciation and Amortization	14,326	51,860	42,204	79,738

EBITDA	54,353	160,430	155,721	261,798

Swift Beef

			26 Weeks	Last Twelve
	67 Days	249 Days	ended	Months (LTM)
	ended Nov.	ended May	November 23,	ended November
	24, 2002	25, 2003	2003	23, 2003 (a)

Operating Income	10,810	(440)	70,416	59,166
Interest Expense	5,430	33,337	21,174	49,081
Translation (Gains) Losses	—	174	375	549

Income before income taxes — GAAP	5,380	(33,951)	48,867	9,536
Interest Expense	5,430	33,337	21,174	49,081
Depreciation and Amortization	8,990	30,079	25,130	46,219

EBITDA	19,800	29,465	95,171	104,836

Swift Pork

			26 Weeks	Last Twelve
	67 Days	249 Days	ended	Months (LTM)
	ended Nov.	ended May	November 23,	ended November
	24, 2002	25, 2003	2003	23, 2003 (a)

Operating Income	13,983	53,004	46,809	85,830
Interest Expense	3,472	12,643	12,109	21,280
Translation (Gains) Losses	—	—	(4)	(4)

Income before income taxes — GAAP	10,511	40,361	34,704	64,554
Interest Expense	3,472	12,643	12,109	21,280
Depreciation and Amortization	3,002	11,732	8,954	17,684

EBITDA	16,985	64,736	55,767	103,518

AMH

			26 Weeks	Last Twelve
	67 Days	249 Days	ended	Months (LTM)
	ended Nov.	ended May	November 23,	ended November
	24, 2002	25, 2003	2003	23, 2003 (a)

Operating Income	11,338	25,693	(2,235)	12,120
Interest Expense	3,121	11,405	8,956	17,240
Translation (Gains) Losses	(4,206)	(9,201)	886	(4,109)

Income before income taxes — GAAP	12,423	23,489	(12,077)	(1,011)
Interest Expense	3,121	11,405	8,956	17,240
Depreciation and Amortization	2,671	9,997	7,801	15,127

EBITDA	18,215	44,891	4,680	31,356

Corporate & Other

			26 Weeks	Last Twelve
	67 Days	249 Days	ended	Months (LTM)
	ended Nov.	ended May	November 23,	ended November
	24, 2002	25, 2003	2003	23, 2003 (a)

Operating Income	(310)	57	(216)	151
Interest Expense	1,568	(8,793)	(6,356)	(16,717)
Translation (Gains) Losses	—	1	—	1
Gain on Business Interruption Recovery	—	(21,230)	—	(21,230)

Income before income taxes — GAAP	(1,878)	30,079	6,140	38,097
Interest Expense	1,568	(8,793)	(6,356)	(16,717)
Depreciation and Amortization	(337)	52	319	708

EBITDA	(647)	21,338	103	22,088

(a)	The LTM column is derived by deducting the 67 days ended November 24, 2002 from the 249 days ended May 25, 2003 and adding the result to the 26 weeks ended November 23, 2003.